CERTIFICATE OF AMENDMENT
                                       OF
                       AGREEMENT AND DECLARATION OF TRUST
                                       OF
                                   SCOUT FUNDS

                               (formerly known as
                               "UMB SCOUT FUNDS")


           The undersigned Secretary of Scout Funds, a Delaware statutory trust (the "Trust"), does hereby certify that:

           1. Pursuant to the authority granted in Article VIII, Section 5 of the Agreement and Declaration of Trust of the Trust dated January 26, 2000 and effective January 27, 2000 (the "Declaration of Trust"), the Board of Trustees of the Trust (the "Board") is authorized to amend the Declaration of the Trust by resolutions duly adopted by at least a majority of the Trustees on the Board.

           2. A majority of the Trustees on the Board adopted the following resolutions approving: i) a name change for the Trust, and ii) corresponding amendments to Trust documents, by Written Consent of Trustees dated June 16, 2009:

         RESOLVED, that the removal of "UMB" from the names of the Trust and the Funds in connection with the restructuring is desirable and in the best interest of the Trust and Funds; and it is

         FURTHER RESOLVED, that a change in the name of the Trust from "UMB Scout Funds" to "Scout Funds" be, and hereby is, authorized and approved; and it is

         FURTHER RESOLVED, that changes in the names of the Funds in accordance with the following table be, and hereby are, authorized and approved:


         OLD NAME                                            NEW NAME
         --------                                            --------
UMB Scout Stock Fund                                   Scout Stock Fund
UMB Scout Mid Cap Fund                                 Scout Mid Cap Fund
UMB Scout Small Cap Fund                               Scout Small Cap Fund
UMB Scout International Fund                           Scout International Fund
UMB Scout International Discovery Fund                 Scout International Discovery Fund
UMB Scout Bond Fund                                    Scout Bond Fund
UMB Scout Money Market Fund - Federal Portfolio        Scout Money Market Fund - Federal Portfolio
UMB Scout Money Market Fund - Prime Portfolio          Scout Money Market Fund - Prime Portfolio
UMB Scout Tax-Free Money Market Fund                   Scout Tax-Free Money Market Fund
UMB Scout TrendStar Small Cap Fund                     Scout TrendStar Small Cap Fund
; and it is

         FURTHER RESOLVED, that that the proper officers of the Trust be, and they hereby are, authorized and instructed to take such actions as they, in consultation with counsel, shall deem necessary or appropriate to implement the foregoing resolutions effective on July 1, 2009 or such earlier date as they shall determine, including the preparation and execution of any additional documents, certificates and other papers, such as amendments to the Trust's Certificate of Trust, Agreement and Declaration of Trust, By-Laws, registration statement or marketing materials, the filing of such documents as may be necessary with the U.S. Securities and Exchange Commission, state regulators, self-regulatory organizations or other appropriate authorities and amending certain agreements into which the Trust has entered.

           3. Pursuant to the above resolutions, the Declaration of Trust is amended by deleting the name UMB SCOUT FUNDS from the heading of the Declaration of Trust, and every other place where such name appears, and replacing such name with SCOUT FUNDS, effective as of July 1, 2009.

           IN WITNESS WHEREOF, the undersigned Secretary of the Trust certifies as to the above as of the 1st day of July, 2009.



                                          /S/ CONSTANCE E. MARTIN
                                          -----------------------
                                          Constance E. Martin
                                          Chief Operating Officer and Secretary